As of September 19, 2016

Mr. Ashleigh Palmer

Provention Bio, Inc.

110 Old Driftway Lane

Lebanon, NJ 08833

Re:	Engagement Agreement

Dear Mr. Palmer:

This letter agreement (the “Agreement”) confirms the terms and conditions that will govern the Provention Bio, Inc., a Delaware corporation (together with its affiliates, subsidiaries, predecessors, and successors, the “Company”), engagement (the “Engagement”) of MDB Capital Group, LLC (together with its affiliates, “MDB”) as the Company’s exclusive financial advisor and placement agent in connection with an offering or series of offerings of Company securities.

1. Exclusive Appointment; Services.

a. Exclusive Appointment. The Company hereby appoints MDB to act as its exclusive placement agent and/or underwriter in connection with the sale of its securities, including but not limited to equity, debt, equity-linked securities, or equity capital commitments (“Securities”) to one or more financial, strategic, accredited, or other investors. The transactions currently contemplated consist of the following: (1) a private placement of capital stock in an amount that will result in at least $25,000,000 million in net proceeds to the Company based on a valuation of at least $25,000,000 prior to the consummation of the private placement (the “Threshold Offering”); and (2) a firm commitment public offering of common stock for an amount of gross proceeds to be determined, where the pre-money valuation of the Company will be at least $75,000,000. It is understood, however, that the securities offered, number of securities, valuation, manner, gross proceeds amount, and timing of these contemplated transactions may change, and more or fewer financing transactions may occur, but the exclusive appointment of MDB covers any and all offerings or sales of any type or form, including but not limited to private placements, registered direct offerings, institutional offerings under Rule 144A and similar arrangements, and public offerings, on any basis, including an agency or underwritten basis (each, an “Offering”). Subject to consent by the Company, MDB may engage sub-agents and selected dealers and co-underwriters in connection with any Offering.

The Company shall use commercially reasonable efforts, subject to market conditions, to file an S-1 Registration Statement for an initial public offering in approximately seven (7) months following the Closing of the Threshold Offering but not before six (6) months following the Closing of the Threshold Offering. For the purposes of this Agreement, an IPO is to be an underwritten initial public offering of the Company’s common stock.

During the term of this Agreement, the Company will not, and the Company will not permit any of its advisors or representatives to, engage any party other than MDB to act as selling agent, placement agent or underwriter for any Offering, or to perform any other financial advisory, securities selling, underwriting or investment banking services for the Company. If the Company or, to the Company’s knowledge, any of its subsidiaries, stockholders, members, partners, affiliates, advisors or representatives, is contacted by any person concerning an Offering of Securities or expressing a desire to purchase Securities of the Company, the Company shall provide to MDB all relevant details of the inquiry.

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As of September 19, 2016
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b. Services. MDB represents and warrants that it is a licensed broker/dealer under applicable federal and state securities law. MDB shall assist the Company in identifying accredited and other investors, carrying out due diligence with respect to any potential Offering(s), and analyzing, structuring, and negotiating the contemplated Offering(s) on the terms and conditions set forth herein. In the case of Offerings that are not public, MDB shall undertake to arrange such transactions on a “best efforts” basis; in the case of a public offering, where MDB is the managing or lead underwriter, it shall underwrite the public offering, if any, on a “firm commitment” basis, in each case, consistent with this Agreement. However, nothing contained herein constitutes a commitment or guarantee, express or implied, that any Offering will be consummated. MDB will not have the power or authority to bind the Company to any sale of the Securities, and any Offering will be conducted at a price and on terms satisfactory to the Company. MDB will have the right, but not the obligation, to determine the allocation of the Securities among prospective purchasers, if necessary, provided that such allocation is reasonably acceptable to the Company.

2. Compensation. As consideration for the services provided under this Agreement, the Company will pay MDB a fee as follows:

a. Fee. The Company shall pay MDB a cash fee (the “Cash Fee”) equal to ten percent (10%) of the gross proceeds from the sale of Securities in any Offering, which is due and payable immediately after the closing of an Offering (“Closing”). Notwithstanding the foregoing, for the proposed Threshold Offering, the Cash Fee will be seven percent (7%) of the gross proceeds, excluding an investment in the Threshold Offering made by Johnson & Johnson Innovation – JJDC, Inc. (“JJDC”) and JDRF Therapeutics Fund, LLC (“JDRF”), for which no Cash Fee shall be paid by the Company to MDB.

If the proceeds are paid in whole or in part in the form of Securities or property other than cash, the value of such Securities or property, for purposes of calculating MDB’s fee, shall be deemed to be the fair market value thereof on the day prior to the Closing, as the Company’s Board of Directors shall determine in its good faith estimate; provided, however, that if such Securities consist of freely trading Securities for which there is an existing public trading market, the fair market value thereof shall be deemed to be the average of the last sales prices for such Securities on the ten (10) trading days ending five (5) days prior to Closing.

b. Financing Warrants. In addition to the Cash Fee, immediately upon Closing, the Company shall sell to MDB warrants (“Warrants”) to purchase the same type and character of equity Securities as are issued in the Offering or issuable on conversion of the Securities issued in the Offering (e.g., Common Stock), in an amount equal to ten percent (10%) of the aggregate Securities issued in the Offering for the purchase price of $1,000 (excluding any additional cost to exercise the Warrants); provided, however, for the Threshold Offering, the percentage amount will be seven percent (7%), excluding the investment made by JJDC and JDRF in the Threshold Offering for which no Warrants under this clause (b) shall be issuable by the Company to MDB and the exercise price of the Warrants delivered in connection with the Threshold Offering shall be 100% of the offering price per share in such Threshold Offering. Such Warrants will be for a term of seven (7) years; subject to any limitation imposed by the FINRA regulations in respect of a public offering. In connection with any public Offering, the exercise price for the Warrants will be priced at not less than 120% (one hundred twenty percent) of the Offering price per share. In connection with any private Offering, including the Threshold Offering, Warrants issued hereunder will have an exercise price equal to the per share or unit selling price of the Securities sold to investors in the Offering. The Warrants will contain cashless exercise provisions and representations and warranties normal and customary for warrants issued to placement agents or underwriters, including registration rights, a market standoff provision, and will not be callable or terminable prior to the expiration date.

c. Expenses. The Company is responsible for all costs and expenses associated with any Offering of its Securities, except those that FINRA regulation requires to be borne by a selling agent, placement agent or underwriter. Promptly upon request, the Company shall reimburse MDB for all reasonable out-of-pocket expenses incurred in connection with this Engagement, including but not limited to reasonable travel, printing, and the fees and expenses of legal counsel and any other independent advisors selected and retained by MDB (with the Company’s consent, which shall not be unreasonably withheld), subject to the following:

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As of September 19, 2016
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i. MDB Expenses. With the exception of legal fees and expenses, any single expense in excess of $2,000 (two thousand dollars) will not be incurred without the Company’s express written consent. Written consent will include email correspondence. In connection with any public Offering, any advance of expenses will be on an accountable basis only, and the amount of expense reimbursement will be as negotiated between the Company and MDB prior to commencement of the public Offering. For (i) the Threshold Offering, the Company will be obligated to reimburse MDB no more than $20,000 for its expenses, which shall be paid at the closing of the Threshold Offering and (ii) any public Offering.

ii. Legal Expenses. Each party shall pay for its own legal fees and expenses. MDB shall be entitled to require for any Offering, other than the Threshold Offering, an advance as a retainer amount for legal fees and expenses, a reasonable amount as is consistent with counsel’s general requirements, which will be on an accountable basis only. For the Threshold Offering, the Company shall be responsible for the legal fees and expenses of MDB in the amount of $50,000 on a non-accountable basis, which amount will be paid at the closing of the Threshold Offering.

d. Payments. All payments to be made to MDB hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to MDB hereunder shall be credited against any other fee due to MDB. Any retainer or advance amount for a particular Offering will be an offset of the total amount due from the Company to be paid at a closing.

3. Manner of Offering; Representations and Warranties of the Company. The Company warrants and agrees that:

a. Due Diligence. The Company will fully cooperate with MDB in any due diligence investigation reasonably requested by MDB in connection with the Engagement and will furnish MDB with such information with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company, including but not limited to financial statements, closing certificates of its senior officers regarding such information, and closing opinions of counsel and other independent advisors, and such other documents as MDB may from time to time reasonably request (the “Company Information”) to assist in preparing a private placement memorandum, registration statement, or similar document for use in connection with any Offering and will provide MDB with access to the Company’s officers, directors, employees, accountants, counsel and other representatives necessary to help consummate an Offering (collectively, the “Representatives”). The Company represents and warrants that all Company Information provided to MDB will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, the Company’s financial statements shall be prepared in accordance with generally accepted accounting principles (“GAAP”) unless otherwise noted therein. The Company acknowledges and confirms that MDB (i) will use and rely upon the accuracy and completeness of all such Company Information without independently investigating or verifying same; (ii) has not been retained to independently verify any such Company Information; (iii) assumes no responsibility for the accuracy, completeness, or adequacy for any purpose of such Company Information or any other information regarding the Company; and (iv) will not make any appraisal of any assets of the Company.

b. Offering Materials. The Company will be solely responsible for the contents of the private placement memorandum, registration statement, or other offering document (as such may be amended or supplemented from time to time, and including any information incorporated therein by reference, the “Offering Materials”) and any and all other written or oral communications provided by or on behalf of the Company (excluding any communication made directly by MDB) to any actual or prospective purchaser of the Securities, and the Company represents and warrants that the Offering Materials (other than with respect to any financial projections contained therein, if any), registration statement, and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company’s financial statements shall be prepared in accordance with GAAP unless noted otherwise. With respect to any financial projections that may be contained in the Offering Materials (the “Projections”), the Company represents and warrants that the Projections will be made with a reasonable basis and in good faith and that the Projections will represent the best then-available estimate and judgment as to the future financial performance of the Company based on the assumptions to be disclosed therein, which assumptions will be all the assumptions that are material in forecasting the financial results of the Company and which will reflect the best then-available estimate of the events, contingencies and circumstances described therein. The Company shall authorize, in each instance, MDB to provide the Offering Materials and related communications to prospective and final purchasers of the Securities, provided, however, the Company in its sole discretion will determine if, when and how copies of the license agreements on which its science and products will be based may be provide to prospective and final purchasers of the Securities, unless in the public domain.

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As of September 19, 2016
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If, at any time prior to the completion of the offer and sale of the Securities, an event occurs that would cause the Offering Materials or other selling communications to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that would cause a material change in the Company’s view of the likelihood of achievement of the Projections or the reasonableness of the underlying assumptions, then the Company will notify MDB immediately of such event, and MDB will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Offering Materials and selling communications that corrects such statement or omission or revises the Projections or such assumptions.

c. Compliance with State Securities Laws. The Company will be solely responsible for all applicable state securities law compliance with respect to the offer and sale of the Securities, including the timely making of any filings or taking other actions required under the applicable securities or “blue sky” laws or regulations. The Company, for private placements that are offered in the State of New York and other Offerings that require it, will file a Company registration form, consent to service, and state notice and further state notice for each Offering. The Company will provide MDB with copies of any pertinent filings at the time they are made, and to the extent any filing contains information relating to MDB and/or the terms of this Engagement, MDB will be provided a copy of the intended filing sufficiently in advance to permit time for review and comment. Compliance with state securities laws will be at the Company’s sole expense. For any public Offerings, the Company will cause its counsel to provide to MDB and any other members of an offering syndicate a preliminary and final blue sky memorandum and, if necessary, any interim updates.

d. Offerings Exempt from Registration. To the extent that any Offering is designated as one to be made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”), the Company agrees that it will not knowingly, directly or indirectly, make any offer or sale of any Securities which would cause the contemplated Offering to fail to be entitled to the applicable exemption or unreasonably limit the availability of a public registered Offering or an Offering in which MDB will act. In particular, the Company represents and warrants to MDB that it has not knowingly, directly or indirectly, made any offers or sales of Securities which would cause the Offering of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(a)(2) of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

To the extent that an Offering is designated as one to be made pursuant to Regulation D under the Act, the offer and sale of the Securities will comply with certain requirements of Regulation D, including, without limitation, the requirements that:

(i) The Company will not offer or sell the Securities by means of any form of general solicitation or general advertising, without the express written consent of MDB.

(ii) The Company will not offer or sell the Securities to any person who is not an “accredited investor” (as defined in Rule 501 under the Act).

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(iii) The Company will exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchasers will comply with Rule 502(d) under the Act.

(iv) The Company will not make any filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without prior notification to MDB.

The Company represents and warrants that it and any predecessor of the Company, any affiliated issuer of the Company, any Company director, executive officer, other officer participating in the Offering, any general partner or managing member of the Company, if any, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, any promoter connected with the Company in any capacity at the time of the Offering, any Company person or other person (excluding the MDB persons) that has been or will be paid remuneration for the solicitation of purchasers in connection with the Offering is not now or at the time of the Offering then subject to any of the “Bad Actor” disqualifications set forth in Rule 506(d) of Regulation D, promulgated under the Securities Act.

e. Bad Boy Representation by MDB. MDB represents and warrants to the Company that it and any predecessor of MDB, any affiliated person of MDB, any MDB executive officer, other officer participating in an Offering, any managing member of MDB, any beneficial owner of 20% or more of MDB’s outstanding voting equity securities, any MDB persons that has been or will be paid remuneration for the solicitation of purchasers in connection with the Offering is not now or at the time of an Offering then subject to any of the “Bad Actor” disqualifications set forth in Rule 506(d) of Regulation D, promulgated under the Securities Act.

f. Use of Proceeds. None of the proceeds of the Offering will be used to make or repay loans to, or purchase assets from, any officer, director or executive management of the Company, or any sponsor, general partner, manager or advisor or any of the Company’s affiliates. The Company will pay immediately at Closing the fees and expenses of its counsel and the counsel to the founders of the Company, incurred in connection with this transaction up to an aggregate of $15,000 and all the other expenses directly associated with the Offering and the licensing of certain rights to medical technology and related intellectual property. The remaining proceeds of the transaction will be used for general working capital purposes.

g. Independent Directors. At the time of the closing of the Threshold Offering, the Company board of directors will be composed of five (5) members, with one director to be designated by JJDC, who initially will be Francisco Leon, one director to be designated by Company’s founders, Ashleigh Palmer and Francisco Leon who will initially be Ashleigh Palmer, two directors to be designated by MDB who will initially be Cameroon Gray and Anthony DiGiandomenico, and one independent director mutually acceptable to the Company, JJDC and MDB. At the time of the listing of the Securities on a national exchange, the Company shall identify and have as its members independent directors in number satisfying the listing standards of the national exchange, using the standards for independent board members set forth in NASD Rule 5605(b) or equivalent.

h. No Disciplinary Action. Neither the Company, nor any officer, director, or executive management of the Company, nor any sponsor, general partner, manager, advisor, or affiliate of the Company, has been the subject of SEC, FINRA, or state disciplinary actions or proceedings or criminal complaints within the last ten years, except as identified in Schedule C hereto.

i. Audits. The Company shall be solely responsible for performing, and shall perform, all financial audits necessary to meet the requirements of a registration statement for use in a public Offering and listing requirements of the NASDAQ, NYSE, or AMEX exchanges, as appropriate. The Company will engage an independent certified public accounting firm, registered with the PCAOB, to perform and complete audits of the financial statements that is reasonably acceptable to the Company’s Board of Directors.

j.

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k. Lock-Up Period. In the event of an Offering that is an IPO or other public Offering, then all Securities held by officers, directors and employees of the Company, Vactech Oy and Adoption, LLC and other holders of 5% or more of the Company’s Securities issued and outstanding immediately prior to the IPO, Securities received pursuant to a merger, combination or consolidation, if any, which closes within 180 days of the IPO closing, and all Securities issued as part of a Fee or shares of Common Stock underlying Warrants received by MDB hereunder may not be sold or redeemed for a period of 12 months following the consummation of the IPO or other public Offering. Additionally, any persons purchasing Securities in any private Offering that are “restricted securities” will agree not to sell their equity Securities acquired in or acquirable as a result of the Offering that is an IPO for a period of six months after the IPO. The lock up will not apply to any shares that are purchased in the IPO or in the public securities market. MDB will have the right to release any of the securities subject to the lock up provisions in its discretion.

l. Investor Relations Firm; Investor Conference Calls. For a period of two (2) years from the Closing of an Offering that is public, the Company shall retain an investor relations firm reasonably acceptable to the Board of Directors of the Company, with reasonable consideration given to any recommendations made by MDB

m. Post-Offering Commitments. For a period of two (2) years from the Closing of an Offering that is public, the Company shall subscribe to the Depository Trust Clearing Corporation weekly transfer sheet reports, and provide such reports to MDB immediately upon receipt.

4. Confidentiality. The terms and conditions of the Mutual Non-Disclosure Agreement entered into between the parties (the “NDA”) will continue to govern the treatment of Confidential Information (as defined in the NDA) exchanged by the parties in connection with the performance of this Agreement; the term of the NDA shall be deemed extended, if necessary, to coincide with the Term of this Agreement. Notwithstanding any provision of the NDA to the contrary, MDB is authorized to transmit to any prospective sub-agent and investor in the Offering the following: confidential material furnished by the Company or prepared by MDB in conjunction with the Company for transmission to prospective sub-agents and investors; and forms of purchase agreements and any other legal documentation supplied to MDB for transmission to any prospective sub-agent and investor by or on behalf of the Company. The Company authorizes MDB to execute, on the Company’s behalf, confidentiality agreements in a form acceptable to the Company with such prospective sub-agents and investors.

Notwithstanding any of the foregoing, MDB is authorized to transmit to any prospective investor the following: confidential material furnished by the Company or prepared by MDB in conjunction with the Company for transmission to prospective investors; and forms of purchase agreements and any other legal documentation supplied to MDB for transmission to any prospective investor by or on behalf of the Company; provided the Company has previously approved of the prospective investor and/or dissemination of information. The Company authorizes MDB to execute, on the Company’s behalf, confidentiality agreement in a form acceptable to the Company with such prospective investors.

5. Indemnification. The Company agrees to indemnify MDB, any sub-agents and their related persons in accordance with the indemnification agreement attached as Exhibit A, which is incorporated herein by this reference. The provisions of Exhibit A shall survive any termination or expiration of this Agreement.

6. Term and Termination. MDB’s Engagement will commence upon the execution of this Agreement and end six months after the execution of this Agreement (the “Initial Term”), which will be automatically extended on a month to month basis thereafter until the closing of the Threshold Offering or after the Initial Term upon 10 calendar days’ written notice of termination given by one party to the other. The Agreement will be automatically extended for an additional 270 day period after the closing of the Threshold Offering, provided however, if the registration statement for the IPO is filed and not effective during the foregoing 270 day period, then the 270 day period will extend until the registration statement is declared effective (the 270 day period, as it may be extended, is referred to as the “Extension Term”). During the Initial Term, and if there is an Extension Term, during the Extension Period, this Agreement may not be terminated by the Company absent fraud, gross misconduct or intentional misrepresentation by MDB. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2, 3a-c, h-m, 4, 5, 6, 9-18 and 20, and Exhibit A, which shall survive termination.

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As of September 19, 2016
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Notwithstanding any termination of this Agreement, the Company will cooperate fully with MDB by promptly providing information, facilitating introductions, and cooperating with investigations for the limited purposes of enabling MDB to ensure compliance with the terms of this Agreement and assisting MDB in fulfilling its due diligence, reporting, or legal obligations in connection with the Engagement. Any Confidential Information provided for this purpose will be subject to confidential treatment by MDB as set forth herein at Section 4.

7. Additional Services. Should the Company request MDB to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s) and will include appropriate indemnification provisions. The indemnity provisions of Exhibit A shall apply to any such additional engagements (whether or not covered by a separate written agreement), unless and until superseded by a written indemnity provision set forth in a subsequent agreement.

8. Other Transactions; Disclaimers. The Company acknowledges that MDB is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading and research and brokerage activities) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within MDB but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect MDB’s responsibilities to the Company hereunder. The Company further acknowledges that MDB and its affiliates have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Company pursuant to which MDB may acquire information of interest to the Company. MDB shall have no obligation to disclose to the Company or to use for the Company’s benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on MDB’s own account or otherwise) or otherwise carrying on the business of MDB. The Company further acknowledges that from time to time MDB’s independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of MDB’s investment banking department and/or which may have an adverse effect on the Company’s interests in connection with the transactions contemplated hereby or otherwise. In addition, the Company acknowledges that, in the ordinary course of business, MDB may trade the securities of the Company for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities. MDB shall nonetheless remain fully responsible for compliance with federal securities laws in connection with such activities.

It is expressly understood and agreed that MDB has not provided and is not undertaking to provide any advice to the Company relating to legal, regulatory, accounting, or tax matters. The Company acknowledges and agrees that it has relied and will continue to rely on the advice of its own legal, tax and accounting advisors in all matters relating to any Offering contemplated hereunder.

The Company further acknowledges and agrees that MDB will act solely as an independent contractor hereunder, and that MDB’s responsibility to the Company is solely contractual in nature and that MDB does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

The Company agrees that neither MDB nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to the Engagement, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted solely from the gross negligence or willful misconduct of MDB.

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9. Work Product and Announcements. MDB’s advice shall be the sole proprietary work product and intellectual property of MDB, and such advice may not be disclosed, in whole or in part, to third parties other than the Company’s professional advisors, as necessary, without the prior written permission of MDB unless such disclosure is required by law. The Company acknowledges that MDB, at its option and expense, and no earlier than the first to occur of (i) the signing of definitive agreements regarding the Offering or (ii) the public announcement of the Offering, may place announcements and advertisements or otherwise publicize the Offering (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on MDB’s website and in such financial and other newspapers and journals as it may choose, stating that MDB has acted as an agent in connection with or advised the Company about such Offering.

10. Complete Agreement; Amendments; Assignment. This Agreement and the NDA referred to in Section 4 of this Agreement, together set forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any other prior communications, understandings and agreements, whether oral or written, between MDB and the Company. This Agreement may not be amended or modified except in writing. The rights of MDB hereunder shall be freely assignable to any affiliate of MDB, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against each of the parties and their successors and assigns.

11. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 and Exhibit A of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

12. Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed in New York, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 14 hereof shall be heard and determined exclusively in the state and federal courts located in the County of New York, State of New York, and the Company and MDB hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement.

13. Business Covenants. The Company will have a capital structure reasonably acceptable to MDB at the time of the closing of the Threshold Offering and the IPO. The parties agree that an all common stock structure is an acceptable structure for the IPO.

As a condition to closing the Threshold Offering, the Company will have entered into license agreements with Janssen Pharmaceuticals, LLC, for specified medical technologies.

The Company will adopt at or before the closing of the Threshold Offering an employee stock option or equity plan reasonably acceptable to the Board of Directors, which will provide for not more than fifteen percent (15%) of the issued and outstanding common equity, on a fully diluted basis, post money capitalization, which plan may be on an evergreen basis.

As it is contemplated that the Threshold Offering will be a series of preferred stock, the terms of the preferred stock will be as negotiated between the Company and the principal investors, and will be generally reflected in a term sheet, that will be prepared by MDB and negotiated among MDB, the principal investors and the principal shareholders of the Company.

14. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Dallas, Texas (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered either by FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure, or if FINRA cannot or does not accept the arbitration, by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

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The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties hereby agree that this Section 14 shall survive the termination and/or expiration of this Agreement.

15. Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

16. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

17. Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with GAAP and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

18. Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

19. Patriot Act. MDB hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

20. Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date actually received by the recipient; (c) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to MDB shall be sent to:	Notices to the Company shall be sent to:

MDB Capital Group, LLC	Mr. Ashleigh Palmer__________
2425 Cedar Springs Road	Provention Bio, Inc.
Dallas, Texas 75201	110 Old Driftway Lane
Lebanon, NJ 08833
Fax: (310) 526-5020	Fax:
Email: d@mdb.com	Email: apalmre@celimmune.com

[Signature Pages Follow]

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

MDB CAPITAL GROUP, LLC

/s/ Gary Schuman
By:	Gary Schuman
Its:	Chief Financial Officer

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

PROVENTION BIO, INC.

/s/ Ashleigh Palmer
By:	Ashleigh Palmer
Its:

EXHIBIT A

MDB Capital Group, LLC

2425 Cedar Springs Road

Dallas, Texas 75201

Ladies and Gentlemen:

In further consideration of the engagement by Provention, Inc. (the “Company”) of MDB Capital Group, LLC (“MDB”) to act as the Company’s exclusive placement agent in connection with a potential Offering or Offerings of securities, as such engagement is described in that letter agreement between us of even date (the “Engagement Agreement”), the Company agrees to indemnify MDB and certain other persons provided for herein, as follows:

A. Indemnification Generally. The Company hereby agrees to indemnify and hold harmless MDB Capital and any sub-agents for any private offering, co-underwriters and selected dealers for any public offering of the securities of the Company, and their respective directors, officers, agents, employees, members, affiliates, subsidiaries, counsel, and each other person or entity who controls MDB, such sub-agent, co-underwriter and selected dealer or any of their respective affiliates within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Parties”) to the fullest extent permitted by law from and against any and all third party losses, claims, damages, expenses, or liabilities (or actions in respect thereof) (“Losses”), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon (1) the engagement of MDB pursuant to the Engagement Agreement or subsequent agreement between the Company and MDB; (2) the Offering of Company Securities contemplated by the Engagement Agreement or subsequent agreement between the Company and MDB; (3) any other matter referred to or contemplated by the Engagement Agreement or subsequent agreement between the Company and MDB; (4) any untrue statement or alleged untrue statement of any material fact contained in the private placement memorandum, offering materials, registration statement, or other offering or selling document (as may be amended or supplemented and including any information incorporated therein by reference, the “Company Documentation”), or in any other written or oral communication provided by or approved on behalf of the Company to any actual or prospective purchaser of Securities (as that term is defined in the Engagement Agreement), unless such untrue statement or alleged untrue statement arises solely from information supplied by any members, officers, agents or employees of MDB, in writing specifically for use therein; or (5) the omission or alleged omission to state in the Company Documentation a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that while the indemnity provisions herein shall include any and all claims regardless of whether due to an Indemnified Party’s negligence, active or passive, contributed to losses, they shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses arising from the willful misconduct or gross negligence of Indemnified Parties (the “Exclusions”); and provided that the Company will not be responsible for the fees and expenses of more than one counsel to all Indemnified Parties, in addition to appropriate local counsel.

B. Reimbursement. The Company will reimburse all Indemnified Parties for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of counsel for the Indemnified Parties) incurred by any such Indemnified Parties in connection with investigating, preparing, and defending any such action or claim, whether or not in connection with pending or threatened litigation in connection with the transaction to which an Indemnified Parties is a party, promptly as such expenses are incurred or paid, unless requested in connection with the Exclusions or unless the Indemnified Parties request they be paid in advance pursuant to Subsection C below.

C. Advances. Notwithstanding any other provision hereof or any other agreement between the parties, the Company shall advance, to the extent not prohibited by law, all expenses reasonably anticipated to be incurred by or on behalf of the Indemnified Parties in connection with any Proceeding, whether pending or threatened, within fifteen (15) days of receipt of a statement or statements (“Statement(s)”) from the Indemnified Parties, or any of them, requesting such advances from time to time, except for Exclusions. If, due to conflict or other issues, the Indemnified Persons engage more than one law firm to represent them (or any of them), the Company’s indemnification obligations under this Schedule A shall only apply as against one law firm representing the Indemnified Parties. Any Statement requesting advances shall evidence the expenses anticipated or incurred by the Indemnified Parties with reasonable particularity and may include only those expenses reasonably expected to be incurred within the 180-day period following each Statement. In the event some portion of the amounts advanced pursuant to this Section C are unused, or in the event a court of ultimate jurisdiction determines that the Indemnified Parties are not entitled to be indemnified against certain expenses, Indemnified Parties shall return the unused or disallowed portion of any advances within thirty (30) days of the final disposition of any Proceeding to which such advances pertain, together with interest thereon at an annual percentage rate of 6%.

D. Contribution. If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees promptly to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by MDB, sub-agents, co-underwriters, and selected dealers, on the other hand, with respect to the Engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of MDB, sub-agents, co-underwriters, and selected dealers on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all cash fees, exclusive of costs, actually received by MDB, sub-agents, co-underwriters, and selected dealers from the Company at the Closing in connection with the Engagement or any amounts recovered through insurance or other administrative means available to MDB, sub-agents, co-underwriters, and selected dealers, which shall be used as a means of recovery of first resort. Relative benefits to the Company, on the one hand, and to MDB, sub-agents, co-underwriters, and selected dealers, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Offering, whether or not consummated, bears to (ii) all fees received or proposed to be received by MDB, sub-agents, co-underwriters, and selected dealers in connection with the engagement. Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to MDB, sub-agents, co-underwriters, and selected dealers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

E. No Liability Without Gross Negligence or Misconduct. The Company agrees that no Indemnified Party shall have any liability to the Company or its respective owners, successors, heirs, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have resulted from such Indemnified Person’s gross negligence, willful misconduct, fraud or intentional misrepresentation.

F. Notice. MDB, sub-agents, co-underwriters, and selected dealers separately agree, promptly upon receipt, to notify the Company in writing of the receipt of written notice of the commencement of any action against it or against any other Indemnified Parties, in respect of which indemnity may be sought hereunder; however, the failure so to notify the Company will not relieve it from liability under Sections A above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights or defenses.

G. Settlement. The Company will not, without the Indemnified Party’s prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any pending Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Company has given the Indemnified Party reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding referred to herein.

H. Survival; Successors. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise, and shall remain operative and in full force and effect notwithstanding the termination of this Agreement, the closing of the contemplated Offering, and any successor of any Indemnified Parties shall be entitled to the benefit of the provisions hereof. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify the Indemnified Parties in writing thereof and, if requested by the Indemnified Parties, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions reasonably satisfactory to the Indemnified Parties.

I. Consent to Jurisdiction; Attorneys’ Fees. Solely for the purpose of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Party. In any action for enforcement of this indemnity provision, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, of bringing such an action.